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                                                                     Exhibit (d)

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made this 15th day of January, 2003 by and between WILLIAMS CAPITAL MANAGEMENT TRUST, a Delaware statutory trust (hereinafter referred to as the "Trust"), and WILLIAMS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as the "Investment Adviser").

                                   WITNESSETH:

      WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, the Investment Adviser is willing to provide investment advisory services to the Trust on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Investment Adviser agree as follows:

                                    ARTICLE I

                        DUTIES OF THE INVESTMENT ADVISER

      (a) General. The Trust hereby employs the Investment Adviser to act as investment adviser of each Series of the Trust that executes an exhibit to this Agreement (each, a "Fund" and together, the "Funds") and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the supervision of the Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed an agent of the Trust or any Fund.

      (b) Investment Advisory Services. The Investment Adviser shall provide each Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of each Fund, shall furnish continuously an investment program for each Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of each Fund shall be held in the various securities in which each Fund invests or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to each Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus relating to the shares of beneficial interest of that Fund under the Securities Act of 1933, as amended (the "Prospectus"). The Investment Adviser shall also make decisions for each Fund as to the manner in which voting rights, rights to consent to


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corporate action and any other rights pertaining to that Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of each Fund, all actions that it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for each Fund's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of each Fund to give instructions to that Fund's custodian as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets for each Fund, the Investment Adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Trustees of the Trust and set forth in the Prospectus of each Fund. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers with which it or the Trust is affiliated.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

      (a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Funds and all Trustees of the Trust who are affiliated persons of the Investment Adviser.

      (b) The Funds. Each Fund assumes and shall pay or cause to be paid all of its other expenses (except for the expenses incurred by the Distributor) and its allocable share of Trust expenses, including, without limitation, interest charges, taxes, brokerage fees and commissions; expenses of issue, repurchase and redemption of shares; premiums of insurance for the Trust, its Trustees and officers and fidelity bond premiums; applicable fees, interest charges and expenses of third parties, including the fees paid to the Investment Adviser, administrator, custodian and accounting agent and transfer agent; fees of pricing, interest, dividend, credit and other reporting services; costs of memberships in trade associations; telecommunications expenses; funds transmission expenses; auditing, legal and compliance expenses; cost of forming the Trust and maintaining its existence; costs of preparing and printing the Trust's prospectuses, statements of additional information and shareholder reports and delivering them to existing shareholders; expenses of meetings of shareholders and proxy solicitations thereof, costs of maintaining books and accounts and preparing tax returns; costs of reproduction, stationery and supplies; fees and expenses of the independent Trustees; compensation of the Trust's officers and employees who are not employees of the Investment Adviser, and costs of other personnel (who may be employees of the Investment Adviser) performing services for the Trust; costs of Trustee board meetings; Securities and Exchange Commission registration fees and related expenses; and state or foreign securities laws registration fees and related expenses.

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                                  ARTICLE III

                     COMPENSATION OF THE INVESTMENT ADVISER

      Advisory Fee. With respect to each Fund, the Trust shall pay to the Investment Adviser, for all services rendered to each Fund by the Investment Adviser hereunder, the fees set forth in the exhibits attached hereto.

                                   ARTICLE IV

                LIMITATION OF LIABILITY OF THE INVESTMENT ADVISER

      The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of any Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for a Fund contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

                                   ARTICLE V

                      ACTIVITIES OF THE INVESTMENT ADVISER

      The services of the Investment Adviser to the Trust are not to be deemed to be exclusive, the Investment Adviser being free to render services to others. It is understood that Trustees of the Trust, officers, employees and shareholders of the Funds are or may become interested in the Investment Adviser, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Investment Adviser are or may become similarly interested in the Trust, and that the Investment Adviser may become interested in the Trust as shareholder of a Fund or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

      This Agreement shall become effective as of the date first above written and shall remain in force with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Agreement) for a period of two years and thereafter, but only so long as such continuance is specifically approved at least annually by
(i) the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund set forth on an exhibit at that time, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. If a Fund is added after the first approval by the Trustees as described above, this Agreement will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this

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Agreement by the Trustees and thereafter for successive periods of one year, subject to approval as described above.

      This Agreement may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Fund, or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

      This Agreement may be amended by the parties with respect to a Fund only if such amendment is specifically approved by the vote of the Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, when required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of that Fund.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

      The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                                   ARTICLE IX

                                  GOVERNING LAW

      This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                    ARTICLE X

                             LIMITATION OF LIABILITY

      Copies of the Certificate of Trust of the Trust are on file with the Secretary of State of the State of Delaware, and notice is hereby given that this agreement is executed on behalf of the trustees of the Trust. No trustee, officer, employee or agent of the Trust when acting in such capacity shall be subject to any personal liability whatsoever, in his or her individual capacity, to any person in connection with the affairs of the Trust; and all such persons shall look solely to the Trust's property for satisfaction of claims of any nature against a trustee, officer, employee or agent of the Trust in connection with the affairs of the Trust.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                      WILLIAMS CAPITAL MANAGEMENT TRUST

Attest:

                                      By: /s/ Dail St. Claire, President
                                         -------------------------------

                                      WILLIAMS CAPITAL MANAGEMENT, LLC

Attest:

                                      By: /s/ Dail St. Claire, Managing Director
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                                    EXHIBIT A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT

                       WILLIAMS CAPITAL LIQUID ASSETS FUND

      The following provisions are hereby incorporated and made part of the Investment Advisory Agreement dated January 15, 2003 between Williams Capital Management Trust and Williams Capital Management, LLC.

      For all services rendered by Investment Adviser hereunder, the Trust, on behalf of the above-named Fund, shall pay to the Investment Adviser and the Investment Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.12 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.12 of 1% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Investment Adviser monthly.

      If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Investment Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Trustees, the average daily net asset value of a share as of the last day prior to such suspension shall for this purpose be deemed to be the average daily net asset value at the close of each succeeding day until it is again determined.

      In consideration of the mutual covenants set forth in the Investment Advisory Agreement dated January 15, 2003 between Williams Capital Management Trust and Williams Capital Management, LLC, Williams Capital Management Trust executes and delivers this Exhibit on behalf of the Fund set forth above.

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      Witness the due execution hereof this 15th day of January, 2003.


Attest:                               WILLIAMS CAPITAL MANAGEMENT, LLC

/s/ Shayna J. Malnak                  By: /s/ Dail St. Claire, President
                                         -------------------------------

Attest:                               WILLIAMS CAPITAL MANAGEMENT TRUST

/s/ Shayna J. Malnak                  By: /s/ Dail St. Claire, Managing Director
                                         ---------------------------------------



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